Filed Pursuant to Rule 433

Registration No. 333-164985

Supplementing the Preliminary Prospectus

Supplement dated November 4, 2010

(To Prospectus dated February 19, 2010)

$2,500,000,000

The Dow Chemical Company

$750,000,000 2.50% Notes due February 15, 2016

$1,750,000,000 4.25% Notes due November 15, 2020

Final Term Sheet

November 4, 2010

Issuer:	The Dow Chemical Company

Long-term Debt Ratings:	Moody’s: Baa3 (Stable Outlook); S&P: BBB- (Positive Outlook); Fitch: BBB (Stable Outlook)

Type of Offering:	SEC Registered (no. 333-164985)

Listing:	None

Trade Date:	November 4, 2010

Settlement Date (T+3):	November 9, 2010

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated November 4, 2010 relating to the Notes).

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc.

Co-Managers:

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Santander Investment Securities Inc.

SMBC Nikko Capital Markets Limited

Fifth Third Securities, Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

The Williams Capital Group, L.P.

Title of Securities:	2.50% Notes due 2016	4.25% Notes due 2020

Aggregate Principal Amount Offered:	$750,000,000	$1,750,000,000

Maturity Date:	February 15, 2016	November 15, 2020

Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2011.	Semi-annually on May 15 and November 15, beginning on May 15, 2011.

Coupon (Interest Rate):	2.50% per annum	4.25% per annum

Price to Public (Issue Price):	99.850% of principal amount	99.725% of principal amount

Yield to Maturity:	2.531%	4.284%

Benchmark Treasury:	1.250% UST due October 2015	2.625% UST due August 2020

Benchmark Treasury Price and Yield:	101-2; 1.031%	101-7; 2.484%

Spread to Benchmark Treasury:	1.50% (150 basis points)	1.80% (180 basis points)

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or from time to time in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.25% (25 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

The Notes will be redeemable at the Issuer’s option at any time, in whole or from time to time in part, prior to the date that is three months prior to the November 15, 2020 maturity date, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.30% (30 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after the date that is three months prior to the November 15, 2020 maturity date, the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP Number:	260543 CD3	260543 CC5

ISIN Number:	US260543CD31	US260543CC57

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.

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